UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

comprised of the following individuals

speaking individually and not as or on behalf of the company:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLIE F. BOLDEN (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Attention Aerojet Rocketdyne Shareholders:

Tell Lichtenstein To Set an Annual Meeting Date and Stop The Business Disruptions

April 4, 2022

Dear Fellow Shareholders:

Your investment in Aerojet Rocketdyne is at risk. Executive Chairman Warren Lichtenstein is determined on taking control of the Board of Directors at any cost.

Following commencement of his proxy contest and litigation, Lichtenstein and his three friends on the Board have gone on a public rant criticizing Aerojet Rocketdyne’s management team and its corporate strategy. This is ironic given that (1) Lichtenstein is the executive chairman of the Company and has received compensation on average over $7 million annually,* (2) his primary designated job at the Company since 2016 has been to develop and support the execution of “Company strategy” (i.e. his criticisms today are actually against himself) and (3) Lichtenstein and his three Board friends have never until February raised any motion in the Boardroom criticizing company strategy or asking for a formal change in strategy, much less requesting any formal contingency planning.

Realizing that his proxy contest rests on his ability to point fingers and find issues with the Company, Lichtenstein seems to have woken up to the fact that he knows very little about Aerojet Rocketdyne.

In fact, just in the last few weeks Lichtenstein and his friends have begun to inundate Aerojet Rocketdyne employees with massive data requests and intimidating correspondence. Many of the data requests reflect Lichtenstein’s basic misunderstanding of the Company’s business and operations. And these constitute a waste of company resources aimed at facilitating Lichtenstein’s proxy contest and litigation.

Ultimately, we believe Lichtenstein’s obsessive behavior presents a clear threat to our ability to hold together our senior executive team and our larger employee base, and maintain our valuable client relationships. Lichtenstein had more than a decade to learn about the Company. Now is not the time for him to be diverting precious human resources at the Company to help educate himself and facilitate his campaign.

We encourage shareholders to tell Lichtenstein to stop distracting Aerojet Rocketdyne employees and let the Company go back to some semblance of normalcy.

And to Lichtenstein, we ask that you and your friends stop dragging your feet, help us set a date for the annual meeting, and let shareholders decide on a new Board of Directors.

Sincerely,

Committee for Aerojet Rocketdyne Shareholders and Value Maximization

(*) Lichtenstein’s $7 million of compensation inclusive of equity awards.

Important Information

This communication is being sent in our individual capacity, and not on or behalf of Aerojet Rocketdyne, Inc (the “Company”). No Company resources were used in connection with these materials. Eileen P. Drake, General Kevin Chilton, USAF (Ret.), General Lance Lord, USAF (Ret.) and Thomas Corcoran (the “Incumbent Directors”) will file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the annual meeting of shareholders of the Company. The Incumbent Directors will furnish the definitive proxy statement to its stockholders, together with a WHITE proxy card. STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement, any amendments or supplements to the proxy statement and other documents that the Incumbent Directors file with the SEC from the SEC’s website at www.sec.gov. The Incumbent Directors together with Gail Baker, Marion Blakey, Charles Bolden and Deborah Lee James may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the Company’s upcoming Annual Meeting of shareholders. Information about the Incumbent Directors is set forth in (1) the Company’s Proxy Statement for its last Annual Meeting of Shareholders, which was filed with the SEC on March 19, 2021 and (2) the definitive proxy materials filed by the Incumbent Directors on March 28, 2022. Both documents are available for free at the SEC’s website at www.sec.gov.